FORM OF

MULTIPLE CLASS PLAN

on behalf of

Franklin California Ultra-Short Tax-Free Income Fund

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of Franklin California Tax-Free Trust (the “Trust”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust, for its series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Trust as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                  The Fund offers two classes of shares, known as Class A1 Shares and Advisor Class Shares.  Class A1 Shares are offered only to former shareholders of the Franklin California Tax-Exempt Money Fund who received shares of the Fund in exchange for their shares of the Franklin California Tax-Exempt Money Fund during its reorganization, and are not offered to new shareholders, as set forth in the Fund’s prospectus and statement of additional information (“SAI”).  Advisor Class Shares are publicly offered to certain eligible shareholders as set forth in the Fund’s prospectus and SAI.

2.                  Class A1 Shares and Advisor Class Shares are not subject to any front-end or contingent deferred sales charges.

3.                  The Board has not adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act on behalf of Class A1 Shares or Advisor Class Shares and, therefore, Class A1 Shares and Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

4.                  All fees and expenses incurred by the Fund are Fundwide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  Class A1 Shares and Advisor Class shares shall be subject to the same expenses.

5.                  There shall be no conversion features associated with the Class A1 Shares and Advisor Class Shares.

6.                  Shares of Class A1 and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

7.                  All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

8.                  I, Karen L. Skidmore, Vice President and Secretary of the Trust, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin California Ultra-Short Tax-Free Income Fund by a majority of the Board members of the Trust, including a majority of the independent Board members, who are not “interested persons” of the Trust, on [_____________], 2015.

_______________________

Karen L. Skidmore

Vice President & Secretary

Form of Multiple Class Plan – Franklin California Ultra-Short Tax-Free Income Fund                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          # 1407545  v. 1